Exhibit 99.1

ICTV Brands, Inc. Announces the Completion of Two Significant Acquisitions and Related Acquisition Financing

●	ICTV acquires consumer brands no!no!, Kyrobak, and ClearTouch from PhotoMedex, Inc.

●	ICTV acquires the CoralActives brand and a portfolio of Medicated Soap Bars from Ermis Labs

●	ICTV anticipates substantial operating and financial leverage from larger pro-forma revenue base

●	ICTV closes the first $3 million of an expected $7 million financing and has an additional $1.8 million committed

Wayne, PA — (Marketwired) – January 24, 2017 – ICTV Brands, Inc. (OTCQX: ICTV), (CSE: ITV), a digitally focused, direct response marketing and branding company specializing in the health, wellness and beauty sector, today announced the closing of two acquisitions which will greatly expand their product portfolio.

ICTV has acquired certain assets of PhotoMedex including its flagship product no!no!, along with the Kyrobak and Cleartouch brands. The trailing 12 month revenue associated with these brands as of September 30, 2016 was approximately $41.6 million, the vast majority of which came from the no!no! brand.

The total purchase price of $9.5 million consists of a $3 million cash payment which was made yesterday at the closing, $2 million cash payment due on the 90th day following the closing, and a $4.5 million capped royalty based on future net sales of the acquired product lines. This asset purchase also includes the respective product trademarks, patents, and other intellectual property, along with manufacturing tooling, and PhotoMedex’s Hong Kong and Brazilian subsidiaries. Also included in the purchase price is approximately $6 million of GAAP inventory.

In addition, several members of PhotoMedex’s talented staff will be joining the ICTV Brands team. This includes sales and marketing staff in both the U.S., U.K, and Hong Kong, as well as several members of the logistics and operations team in Israel.

In addition to the PhotoMedex asset acquisition, ICTV has also acquired all of the assets of Ermis Labs, Inc., which was previous owned by The Leo Group, for 2.5 million shares of ICTV common stock and a capped royalty of $1.75 million. ICTV will receive all the intellectual property associated with CoralActives, a patented acne treatment system of products, as well as five unique formulas for medicated cleansing bars that treat such conditions as acne, psoriasis, dermatitis, dandruff, and fungus. Also, included in the purchase price for Ermis Labs acquisition is inventory consisting of approximately 60,000 units of inventory.

“We are excited to have finalized these transformative acquisitions which immediately bring several established brands onto ICTV’s growing platform of successful consumer products,” said Richard Ransom, President of ICTV Brands. “We believe this transaction creates substantial current and future value for our shareholders. We were able to purchase these established, successful brands at an attractive price, and expand the pro-forma revenue scale of the overall company that will result in operating and financial leverage as we move forward.”

With these acquisitions, ICTV will have physical presence in the United States, United Kingdom, Israel, and Hong Kong, expanding the company’s global footprint. The long term plan is to use these physical locations as expansion points to continue to expand ICTV’s digital marketing and distribution reach into Europe and Asia.

To fund these acquisitions and to provide additional working capital, ICTV Brands also closed today the sale of $3 million of the common stock to accredited investors. Under the private placement ICTV Brands plans to sell a total of $7 million of the common stock at a price of $0.34 per share. ICTV already has additional commitments for $1.8 million. ICTV expects to consummate the entire offering on or before February 1, 2017. ICTV Brands’ Chairman and CEO Kelvin Claney stated, “Today is one of the most exciting days in the history of ICTV. The closing of these two transactions instantly make ICTV a major player in the worldwide marketplace for health and beauty products. Not only do these acquisitions add great additions to our platform of products, but the talented staff we are adding to our team and the worldwide infrastructure will help ICTV further expand DermaWand’s distribution around the globe. I am so confident in the plan we have laid forth for the future and the team we have in place that I have personally acquired 500,000 shares in the private placement.”

For more information on ICTV Brands product, DermaWand, or the no!no, Kyrobak, ClearTouch, and CoralActives brands, please visit each product’s respective consumer website:

●	www.dermawand.com
●	www.officialnono.com
●	www.kyrobak.com
●	www.cleartouchnails.com
●	www.coralactives.com

ICTV Brands, Inc.

ICTV Brands, Inc. sells various health, wellness and beauty products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through direct response television (DRTV), Internet/digital, e-commerce, international third party distributors, live television shopping and retail. Its products are sold in the North America and are available in over 65 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improve skin tone and texture, DermaVital, a professional quality skin care line that effects superior hydration, the CoralActives brand of acne treatment and skin cleansing products, and Derma Brilliance, a sonic exfoliation skin care system which helps reduce visible signs of aging, Jidue, a facial massager device which helps alleviate stress, and Good Planet Super Solution, a multi-use cleaning agent. ICTV Brands, Inc. was founded in 1998 and is headquartered in Wayne, Pennsylvania. For more information on our current initiatives, please visit www.ictvbrands.com.

PhotoMedex, Inc.

PhotoMedex is a global skin health company providing aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including acne and photo damage. Its long-held experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and direct to consumer outlets for home-use products. PhotoMedex sells home-use devices under the no!no! brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by, or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Among these forward-looking statements are statements regarding the closing of additional amounts under the common stock private placement, the ability of ICTV Brands to successfully integrate the acquisitions and become a major player in the worldwide marketplace for health and beauty products, and any other statements regarding ICTV’s plans or objectives with respect to the acquisitions. Although ICTV believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks that may affect the ability of ICTV to successfully raise additional amounts under the common stock financing, and the ability of ICTV to realize the anticipated benefits from the acquisition. For additional risks and uncertainties that could impact ICTV’s forward-looking statements, please see ICTV’s Annual Report on Form 10-K for the year ended December 31, 2015, including but not limited to the discussion under “Risk Factors” therein, which ICTV has filed with the SEC and similar disclosure, if any, contained in Quarterly Reports filed by ICTV on Form 10-Q after the filing of such Annual Report on Form 10-K, which may be viewed at http://www.sec.gov. ICTV disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.

Contact Information

Rich Ransom

Ransom@ictvbrands.com

484-598-2313

Kelvin Claney

Claney@ictvbrands.com

484-598-2314